EXHIBIT 10.16

EMPLOYMENT AGREEMENT

This Agreement is made Saturday, August 2, 2003, shall become effective August 2, 2003, and is entered into by and between i2 Telecom International, Inc., a Delaware corporation and its wholly-owned subsidiaries (the “Employer” or “i2 Telecom”), and Rick Scherle, 15 Zoe St. San Francisco, California 94107 (the “Employee”).

WITNESSETH:

WHEREAS, Employer intends to engage in the telecommunications technology and related businesses including but not limited to internet telecommunication services, hardware and software development and sales, and information technology (the “Telecommunications Technologies”); and to conduct research, experimentation, development, and exploitation of these related technologies and to engage in other businesses; and

WHEREAS, Employer desires to employ Employee as Sr. Vice President - Marketing of i2 Telecom International, Inc.; of all other subsidiaries in formation (the “Company”) of Employer, and Employee desires to be employed by Employer in such capacities pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as Sr. Vice President – Marketing of all other subsidiaries in formation of Employer, reporting to the President. Subject at all times to the direction of the Officers and Board of Directors of Employer, Employee shall serve in these capacities to be in charge of the overall operations of i2 Telecom International, Inc. and subsidiaries including the performance of such other general services and duties as the Board of Directors shall determine. Employee shall serve in such other positions and offices of the Employer and its affiliates, if selected, without any additional compensation.

Employee shall interrelate with outside sources and stimuli (conference, journals, consultation, etc.) and remain aware and current of the opportunities, both business and technical in nature particular to the field of Telecommunications Technologies.

Employee shall have direct responsibility over all Strategic Marketing of i2 Telecom International, Inc. and subsidiaries stated in this Section 1.

To confer with the Directors and other Officers of the Corporation on ideas and proposals to further define timely opportunities and gain rationale to propose to the Board of Directors a formal long term as well as immediate plan of both local, national, and international business.

Employee shall participate in the performance of all of the involved research and product/project development stages, manufacturing and to be aware of other affiliates as well as outside entities also involved in supporting the progress of the projects to completion; and furthermore be responsible for their being informed in a timely manner to provide for the most efficient and straight forward coordination of efforts, generally stated, to keep things going.

2.	FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer upon the terms and conditions contained herein and agrees that during the term of this Agreement, the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Employee, during the term of this Agreement, will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity, provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on his part on the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially at any time more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, (c) preventing Employee from engaging in any activities, if he receives the prior written approval of the Board of Directors of Employer with respect to his engaging in such activities.

3.	RECORDS

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

4.	TERM

Employee’s employment hereunder shall be for a period of three one-year terms to commence on the date hereof and end one year from date. Each one year term shall be deemed a Contract Year.

5.	COMPENSATION

(a) As full compensation (“Base Salary”) for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer, during the term hereof, shall pay Employee a base salary at the rate of Seventy-two Thousand Dollars ($72,000.00) U.S. per annum, payable semi-monthly. Both parties acknowledge that this salary is substantially below Employee’s market rate in order to accommodate the Company’s current cash position. If this Agreement is renewed for a subsequent term or terms, base salary shall be increased pursuant to; a) a minimum of Ten-Percent (10%) per year (the “Minimum Increase”); or b) as the Board of Directors shall determine if in excess to the Minimum Increase, payable semi-monthly beginning August 3, 2004. Future salary increases will be subject to mutual agreement in accordance with job performance.

Directors may consider other meritorious adjustments in compensation or a bonus under appropriate circumstance including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

(ii) Performance Bonus. Upon the establishment of the Employer’s proposed Performance Plan (the “Plan”), Employee shall receive a performance bonus percentage of sales generated from the Employer (“additional compensation”) as shall be determined by the Board of Directors, the President, and the Chief Operating Officer of i2 Telecom International, Inc. and the Employee.

(iii) Founders’ Shares. Employee shall be eligible to purchase Thirty-five Thousand (35,000) shares of the Company’s stock at $ .01 per share.

1)	Stock Ownership: Upon execution of this agreement if Employee elects to purchase said Founder’s shares the Employee shall be issued 35,000 common shares of i2 Telecom International, Inc. at $0.01 per share, with 15,000 earned and issued upon execution of this agreement and 20,000 placed in an escrow account and considered earned upon the company attaining revenue of twenty million (20,000,000.00) and positive cash flow by December 31, 2004.

(iv) Principals’ Options. Employee shall be eligible to receive options to purchase the Company’s Common Stock from the Company’s Incentive Stock Option Plan in formation (the “ISO Plan”), to be determined by the Company’s Board of Directors from time to time. Upon execution of this agreement, Employee shall be granted 100,000 options to purchase shares of Common Stock of the Company exercisable at $3.00 per share for a period of five years. The options shall vest under the following criteria (the “Performance Criteria”). The criteria are as follows:

1)	1/36 of the 100,000 options each month for the period of three years.

In the event of a “Change of Control” of the company, Employee will receive accelerated vesting equal to seventy-five (75) percent of any unvested and granted options. A Change of Control for this purpose would include (a) a merger or consolidation in which the voting securities of the company prior to the transaction did not continue to represent at least fifty (50) percent of the voting securities of the company or the survivor after the transaction, or (b) the liquidation or sale of substantially all of the assets of the company.

In the event the Employee is terminated by Employer within 13 months of a Change of Control as defined herein, then the Employee shall be entitled to an additional number of options equal to 30% of the Employee’s total ISO Plan position at the time of the Trigger Event. Such additional shares shall be priced at the then prevailing value of the Common Stock vested as determined by the Company’s Board of Directors.

An Involuntary Termination for this purpose would include (a) termination by the Company of Employee’s employment with the Company other than for “Cause” (as defined herein), (b) Employees voluntary termination immediately following Employees relocation to a facility or location more than fifty (50) miles from Employee’s then present work facility or location, (c) a significant reduction in Employee’s title, job description or scope of control.

For purposes of this agreement, Cause shall mean (i) the willful failure by Employee to substantially perform his material duties after a written demand for substantial performance is delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believe that Employee has not substantially performed his duties, (ii) the failure (in a material aspect) by Employee to follow reasonable policies or directives established by the Board of Directors of I2 Telecommunications Inc. (iii) bad faith conduct that is materially detrimental to I2 Telecommunications Inc., (iv) the conviction of Employee of any crime involving the property or business of I2 Telecommunications Inc. or its affiliates or any act of moral turpitude in connection with the performance of Employee’s duties.

(b) Employer shall reimburse Employee for the expenses incurred by Employee in connection with his duties hereunder, including travel on businesses, attending technical and business meetings, professional activities and entertainment, such reimbursement to be made in accordance with regular Employer policy and upon presentation by Employee of the details of, and originals of vouchers for, such expenses.

6.	FRINGE BENEFITS

(a) During the term of this Agreement, Employer shall provide at its sole expense to Employee, hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions as it shall afford other senior management employees. Nothing herein shall require Employer to obtain or maintain such coverage.

(b) During the term of this Agreement, Employer shall provide paid vacation to Employee which accrues from the date of execution of this Agreement. The annual paid vacation earned for each twelve month period is: (i) three (3) weeks per annum up to three (3) years of full-time employment; (ii) four (4) weeks per annum up to seven (7) years of full-time employment; and (iii) five (5) weeks per annum over seven (7) years of full-time employment.

7.	SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer’s affiliates.

8.	INVENTORIES: SHOP RIGHTS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitutes an improvement, on those heretofore, now or at any during Employee’s employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonable be manufactured or developed or marketed in the reasonable expansion of Employer’s business, shall be and continue to remain Employer’s exclusive property, without any added compensation or any reimbursement for expenses to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer do such acts and execute such instrument as Employer may require but at Employer’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any reimbursement for expenses (except as provided in Section 5 or otherwise and without any additional compensation of any kind of Employee.

9.	NON-DISCLOSURE

(a) Employee acknowledges that the services to be rendered by him or her to Employer are peculiar, special, unique and extraordinary, and that he may during the term of his employment obtain confidential information of Employer’s method of doing business, secrets, customer, suppliers, formulae, and processes, the use or revelation of which by Employee during Employee’s employment or alter the termination of the employment hereunder, might, would or could injure or cause injury to Employer’s business. Accordingly, Employee agrees to forever keep secret and inviolate any knowledge or information as to any of Employer’s secret articles, devices, formulae, processes, invention, customers, suppliers, or discoveries and will not utilize the same for his private benefit or indirectly for the benefit of others and will never disclose such secret knowledge or information to anyone else. The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain in the context in which used provided the Employee does not release such information without Employer’s authorization.

(b) In addition, Employee agrees that all information received from principals and agents of Employer will be held in total confidence for a period of two (2) years following termination of employment.

10.	NON-COMPETITION

1. Expressly in consideration for (A) the Employer’s agreement to employ Employee under the terms and conditions of this Agreement; and (B) the promises made by the Employer in this Employment Agreement and including, without limitation, the payments set forth in Section 5, Employee agrees that:

(a)	During the employment period, Employee shall not (without the express written approval of the Employer’s Board of Directors) directly or indirectly: (A) own (partially or completely) or control through stock (provided that the Employee shall have the right to purchase and hold shares of any company which are publicly held and listed on the New York Stock Exchange, the American Stock Exchange, or the NASDAQ National Market System in an amount which constitutes less than 1% of such company’s outstanding shares) or otherwise; or (B) work or render services form, be employed or engaged by, represent in any capacity, or advise or consult (whether or not for compensation), any person, entity, (governmental or otherwise) who or which conducts or is involved with any business activity which competes with any service or product of the Employer.

(b)

In the event that Employee’s employment with I2 Telecommunications Inc. is involuntarily terminated within one year after commencement of employment other than for Cause, and if Employee provides the Company with a signed general release of all claims, Employee shall be entitled to the following severance payments: (1) continuation of base salary for a period of three (3) months after the termination date, less standard deductions and withholdings; and (2) payment for three (3) months of health insurance continuation payments should Employee choose to continue Company health insurance under the COBRA laws, however, this obligation shall cease immediately if Employee recedes coverage under another health insurance plan. Employee understands and agrees that they shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination. In addition, all severance benefits set forth herein will terminate immediately if Employee (1)

accepts any full-time employment to provide consulting services with any business entity that is deemed a competitor during the 1 year period following termination; or (2) Employee, either directly or through others, solicits or attempts to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity at any time during the 1 year period following termination.

(c)	For a period of one (1) year from and after termination of the employment period by either party (for any reason), Employee shall not directly or indirectly solicit the services of any person who, during the 180-day period immediately preceding termination of the employment period, is or was an employee of the Employer.

2. Employee’s promise, duties and obligations made in this Section shall survive the termination of the employment period by either party (for any reason). If any of the restrictions contained in this Section are ever judicially held to exceed the geographic or time limitations permitted by law, then such restrictions shall be deemed to be reformed to comply with the maximum geographic and time limitations permitted by law. If Employee breaches any or all of the promises in this Section, the Employer shall suffer immediate, material, immeasurable, continuing and irreparable damage and harm, the remedies at law for Employee’s breach shall be inadequate (and Employee hereby waives the claim or defense that an adequate remedy at law is available), the Employer shall be entitled to injunctive relief against Employee in addition to any and all other legal or equitable remedies (including, but not limited to, an action and judgment for damages).

11.	NOTICES

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified-mail, return receipt requested, postage prepaid, or by overnight mail or courier, or delivery service or by telecopy and confirmed by telecopy answer back, addressed as follows:

(i)	If to the Employer to:

i2 Telecom International, Inc.

301 Yamato Road, Suite 2112

Boca Raton, FL 33436

Attention: Paul R. Arena

Fax: (561)994-5381

With a copy to:

Jay W. Freedman

Foley & Ardner

3000 K Street NW, Suite 500

Washington, DC 20007

Fax: (202)672-5399

(ii)	If to the Employee to:

Rick Scherle

15 Zoe Street

San Francisco, CA 94107

or at such other address as may be substituted by notice given as herein provided. The furnishing of my notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on (A) the date on which personally delivered, with receipt acknowledged, (B) the date on which telecopied and confirmed by telecopy answer back, or (C) the next business day if delivered by overnight or express mail, courier or delivery service, as the case may be. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

12.	PRIOR AGREEMENTS

Employee represents that Employee is not now under any written agreement, nor has he previously, at any time entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent Employee from giving freely and Employer receiving the exclusive benefit of his services.

13.	MISCELLANEOUS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

All prior agreements with respect to the subject matter hereof between the parties are hereby cancelled. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or conditions of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

This Agreement shall be construed and governed by the laws of the State of Florida.

Except as provided in Section 10, any controversy or claim arising under, out of, or in connection with this Agreement or any breach or claimed breach thereof, shall be settled by arbitration before the American Arbitration Association, in West Palm Beach, Florida, before a panel of three arbitrators, in accordance with its rules, and judgment upon any award rendered may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF the parties have set their hands and seals this 12 day of August, 2003.

On Behalf of Employer:

I2 TELECOM INTERNATIONAL, INC.

By:	/s/ ANTHONY F. ZALENSKI

Anthony F. Zalenski, President and COO

/s/ RICK SCHERLE

RICK SCHERLE, Employee